Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated July 27, 2015, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Mitsubishi UFJ Financial Group, Inc. (“MUFG”) and subsidiaries (together, the “MUFG Group”), appearing in the Annual Report on Form 20-F of the MUFG Group for the year ended March 31, 2015, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu LLC

Tokyo, Japan

February 10, 2016